Optinose Reports Fourth Quarter and Full Year 2024 Financial Results and Recent Operational Highlights

Company reports fourth quarter and full year 2024 XHANCE net revenue of $22.4 million and $78.2 million, increases of 13% and 10% compared to prior year periods

Company reports 23% prescription growth from third quarter 2024 to fourth quarter 2024

YARDLEY, Pa., March 26, 2025 Optinose (NASDAQ:OPTN), a pharmaceutical company focused on patients treated by ear, nose and throat (ENT) and allergy specialists, today reported financial results for the quarter and year ended December 31, 2024, and provided recent operational highlights.

Fourth Quarter 2024 and Recent Highlights

New Prescriptions (NRx) and Total Prescriptions (TRx)
An inflection in prescription demand first observed in September 2024 NRx continued in fourth quarter 2024 and extended to TRx. NRx increased 12% from approximately 25,600 in third quarter 2024 to approximately 28,700 in fourth quarter 2024. TRx increased 23% from approximately 63,900 in third quarter 2024 to approximately 78,500 in fourth quarter 2024.

Fourth Quarter 2024 Financial Results

Revenues
The Company reported $22.4 million in net revenue from sales of XHANCE during the three-month period ended December 31, 2024, an increase of 13% compared to $19.9 million during the three-month period ended December 31, 2023. For the twelve-month period ended December 31, 2024, the Company reported $78.2 million in net revenue from sales of XHANCE, an increase of 10% compared to $71.0 million during the twelve-month period ended December 31, 2023.

Costs and expenses and net loss
For the three-month and twelve-month periods ended December 31, 2024, research and development expenses were $0.8 million and $3.9 million, respectively. Selling, general and administrative expenses were $19.3 million and $83.5 million during the three-month and twelve-month periods ended December 31, 2024, respectively. In total, SG&A plus R&D expenses increased by $2.2 million, to $87.3 million for the twelve-month period ended December 31, 2024 when compared to the twelve-month period ended December 31, 2023 total of $85.1 million.

Income from operations was for the three-month period ended December 31, 2024, was $0.4 million. This is the first three-month period in which the Company reported income from operations.

The net loss for the three-month period ended December 31, 2024 was $0.4 million, or $0.04 per share (basic and diluted). The net loss for the twelve-month period ended December 31, 2024 was $21.5 million, or $2.12 per share (basic and diluted).

Balance Sheet
The Company had cash and cash equivalents of $84.5 million as of December 31, 2024.

OptiNose, Inc.
Condensed Consolidated Statement of Operations
(in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
Revenues:
Net product revenues	$22,418	$19,865	$78,226	$70,987
Total revenues	22,418	19,865	78,226	70,987
Costs and expenses:
Cost of product sales	$1,954	$2,131	$7,231	$8,633
Research and development	772	1,286	3,855	5,303
Selling, general and administrative	19,338	18,960	83,459	79,799
Total costs and expenses	22,064	22,377	94,545	93,735
Income (loss) from operations	354	(2,512)	(16,319)	(22,748)
Other (income) expense	714	7,455	5,222	12,735
Net (loss)	$(360)	$(9,967)	$(21,541)	$(35,483)
Net loss per share of common stock, basic and diluted	$(0.03)	$(1.33)	$(2.12)	$(4.75)
Weighted average common shares outstanding, basic and diluted	11,635,909	7,487,465	10,156,745	7,472,035

OptiNose, Inc.
Condensed Consolidated Balance Sheet Data
(in thousands)

	December 31	December 31,
	2024	2023

Cash and cash equivalents	$84,485	$73,684
Other assets	44,300	34,045
Total assets	$128,785	$107,729

Total current liabilities (1)	$162,813	$176,524
Other liabilities	6,332	17,811
Total stockholders' deficit	(40,360)	(86,606)
Total liabilities and stockholders' deficit	$128,785	$107,729

(1) – All outstanding principal and fees payable upon maturity have been classified as a current liability in accordance with Generally Accepted Accounting Principles ("GAAP") because, as of the date hereof, the Company believes that it is probable that it will not maintain compliance with certain financial covenants contained in its Amended and Restated Note Purchase Agreement for at least the next 12-months. As a result, the Company's audited financial statements for the year ended December 31, 2024 (“2024 Audited Financial Statements”) will state that there is substantial doubt about the Company's ability to continue as a going concern (i.e., a "going concern" paragraph). Please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 (including the 2024 Audited Financial Statements) which will be filed after the issuance of this press release for additional information..

About Optinose
Optinose is a specialty pharmaceutical company focused on serving the needs of patients cared for by ear, nose and throat (ENT) and allergy specialists. To learn more, please visit www.optinose.com or follow us on Twitter and LinkedIn.

About XHANCE
XHANCE is a drug-device combination product that uses the Exhalation Delivery System™ (also referred to as the EDS®) designed to deliver a topical steroid to the high and deep regions of the nasal cavity where sinuses ventilate and drain. XHANCE is approved by the U.S. Food and Drug Administration for both the treatment of chronic rhinosinusitis without nasal polyps (also called chronic sinusitis) and chronic rhinosinusitis with nasal polyps (also called nasal polyps) in patients 18 years of age or older.

IMPORTANT SAFETY INFORMATION
CONTRAINDICATIONS: Hypersensitivity to any ingredient in XHANCE.
WARNINGS AND PRECAUTIONS:
•Local nasal adverse reactions, including epistaxis, erosion, ulceration, septal perforation, Candida albicans infection, and impaired wound healing, can occur. Monitor patients periodically for signs of possible changes on the nasal mucosa. Avoid use in patients with recent nasal ulcerations, nasal surgery, or nasal trauma until healing has occurred.
•Glaucoma and cataracts may occur with long-term use. Consider referral to an ophthalmologist in patients who develop ocular symptoms or use XHANCE long-term.
•Hypersensitivity reactions (e.g., anaphylaxis, angioedema, urticaria, contact dermatitis, rash, hypotension, and bronchospasm) have been reported after administration of fluticasone propionate. Discontinue XHANCE if such reactions occur.

•Immunosuppression and infections can occur, including potential increased susceptibility to or worsening of infections (e.g., existing tuberculosis; fungal, bacterial, viral, or parasitic infection; ocular herpes simplex). Use with caution in patients with these infections. More serious or even fatal course of chickenpox or measles can occur in susceptible patients.
•Hypercorticism and adrenal suppression may occur with very high dosages or at the regular dosage in susceptible individuals. If such changes occur, discontinue XHANCE slowly.
•Assess for decrease in bone mineral density initially and periodically thereafter.

ADVERSE REACTIONS:
•Chronic rhinosinusitis without nasal polyps: The most common adverse reactions (incidence ≥3%) are epistaxis, headache, and nasopharyngitis.
•Chronic rhinosinusitis with nasal polyps: The most common adverse reactions (incidence ≥3%) are epistaxis, nasal septal ulceration, nasopharyngitis, nasal mucosal erythema, nasal mucosal ulcerations, nasal congestion, acute sinusitis, nasal septal erythema, headache, and pharyngitis.

DRUG INTERACTIONS: Strong cytochrome P450 3A4 inhibitors (e.g., ritonavir, ketoconazole): Use not recommended. May increase risk of systemic corticosteroid effects.

USE IN SPECIFIC POPULATIONS: Hepatic impairment. Monitor patients for signs of increased drug exposure.
Please see full Prescribing Information, including Instructions for Use

Cautionary Note on Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. All statements that are not historical facts are hereby identified as forward-looking statements for this purpose and include, among others, statements relating to the potential benefits of XHANCE; the potential benefits of the Exhalation Delivery System; the Company's belief that it is probable that it will not maintain compliance with certain financial covenants contained in its Amended and Restated Note Purchase Agreement for at least the next 12-months and the consequences thereof; and other statements regarding the Company's future operations, financial performance, financial position, prospects, objectives, strategies and other future events. Forward-looking statements are based upon management’s current expectations and assumptions and are subject to a number of risks, uncertainties and other factors that could cause actual results and events to differ materially and adversely from those indicated by such forward-looking statements including, among others: physician and patient acceptance of XHANCE for its new indication; the Company’s ability to maintain adequate third-party reimbursement for XHANCE (including its new indication); the prevalence of chronic sinusitis and market opportunities for XHANCE may be smaller than expected; the Company’s ability to efficiently generate XHANCE prescriptions and net revenues; unanticipated costs and expenses; the risk that the positive inflection in new XHANCE prescriptions starting in September does not continue and grow; the Company’s ability to comply with the covenants and other terms of its Amended and Restated Note Purchase Agreement; the Company’s ability to continue as a going concern; risks and uncertainties relating to intellectual property and competitive products; and the risks, uncertainties and other factors discussed under the caption "Item 1A. Risk Factors" and elsewhere in the Company’s most recent Form 10-K and Form 10-Q filings with the Securities and Exchange Commission - which are available at www.sec.gov. As a result, you are cautioned not to place undue reliance on any forward-looking statements. Any forward-looking statements made in this press release speak only as of the date of this press release, and the Company undertakes no obligation to update such forward-looking statements, whether as a result of new information, future developments or otherwise.

Optinose Investor Contact
Jonathan Neely
jonathan.neely@optinose.com
267.521.0531

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